INVESTMENT ADVISORY AGREEMENT
                       LEGG MASON INVESTMENT TRUST, INC.

         AGREEMENT made this 1st day of August, 2000 by and between LMM LLC, ("Manager"), a Maryland limited liability company, and Legg Mason Funds Management, Inc. ("Adviser"), a Maryland corporation, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, the Manager is the investment adviser and manager of Legg Mason Opportunity Trust ("Fund"), a series of Legg Mason Investment Trust, Inc. ("Corporation"), a non-diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Manager wishes to retain the Adviser to provide it with certain investment advisory services in connection with the Manager's management of the Fund; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. The Manager hereby appoints the Adviser as investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Manager has furnished the Adviser with copies properly certified or authenticated of each of the following:

                (a) The Corporation's Articles of Incorporation, as filed with the State Department of Assessments and Taxation of the State of Maryland and all amendments thereto;

                (b) The Corporation's By-Laws and all amendments thereto;

                (c) Resolutions of the Corporation's Board of Directors authorizing the appointment of the Manager as the investment adviser and manager for the Fund, and approving the Management Agreement between the Manager and the Corporation with respect to the Fund ("Management Agreement");

                (d) The Corporation's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of common stock of the Fund and all amendments thereto;

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                (e) The Fund's most recent prospectus(es); and

                (f)  The  Fund's  most   recent   statement(s)   of   additional
         information.

The Manager will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

         3. Investment Advisory Services. (a) Subject to the supervision of the Corporation's Board of Directors and the Manager, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. The Adviser shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by the Adviser.

         (b) The Adviser is responsible for the supervision, but not the expense, of the maintenance of all books and records with respect to the securities transactions of the Fund in accordance with all applicable federal and state laws and regulations, and will furnish the Board of Directors of the Corporation with such periodic and special reports as the Board or the Manager reasonably may request.

         (c) The Fund has authorized any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 or Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Adviser of all permissible compensation for such transactions, including compensation in accordance with Rule 11a2-2(T)(a)(2)(iv).

         (d) The Adviser, at its expense, shall supply the Board of Directors and officers of the Corporation with all statistical information and reports reasonably required by them and reasonably available to the Adviser. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Corporation, to serve in the capacities in which they are elected.

         4. Services Not Exclusive. The Adviser's services hereunder are not deemed to be exclusive, and the Adviser shall be free to render similar services to others. It is understood that persons employed by the Adviser to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

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

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Adviser further agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

         7. Compensation. For the services which the Adviser will render to the Manager and the Fund under this Agreement, the Manager will pay the Adviser a fee, computed daily and paid monthly, at an annual rate equal to 0.10% of the average daily net assets of the Fund up to $100 million and at an annual rate equal to 0.05% of the average daily net assets of the Fund in excess of $100 million. Fees due to the Adviser hereunder shall be paid promptly to the Adviser by the Manager following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination, which fee shall be based on the percentage of days of the month during which the Agreement was still in effect.

         8. Limitation of Liability. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendations of the Administrator; provided, that nothing in this Agreement shall protect the Adviser against any liability to the Manager, the Corporation, the Fund or its shareholders for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations or duties under this Agreement.

         9. Definitions. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Corporation; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions or modifications as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         10. Duration and Termination. This Agreement will become effective August 1, 2000. If not earlier terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons of the

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Fund or of any  party to this  Agreement,  by vote  cast in  person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Corporation's Board of Directors, by vote of a majority of the outstanding voting securities of the Fund, or by either party, on not less than 60 days' notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination with respect to the Fund of the Management Agreement between the Manager and the Fund, or upon the mutual written consent of the Manager, the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

         11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constitution or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                LMM LLC


By:  /s/ Marc R. Duffy                 By:  /s/ William H. Miller
     ----------------------                 -----------------------------
                                            Name:  William H. Miller, III
                                            Title: Managing Member

Attest:                                LEGG MASON FUNDS MANAGEMENT, INC.


By:  /s/ Marc R. Duffy                 By:  /s/ Jennifer W. Murphy
     ----------------------                 -----------------------------
                                            Name:  Jennifer W. Murphy
                                            Title: Senior Vice President


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